UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2014

SUNVAULT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-181040	27-4198202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

107 Portside Court, Kelowna, BC Canada	V1V 1T2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (778) 478-9530

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Our company advises that further to our Form 8-K filed on March 5, 2014 in regards to our agreement for the acquisition of CleanGen (1454004 Alberta Ltd) (the “Vendor”), the closing of the transaction has been completed, with the effective date of closing of the acquisition on March 13, 2014. As at the closing date, the conditions precedent required in the purchase agreement had been satisfied and the parties' closing deliveries completed. Specifically in regards to the required conditions and deliveries: (1) on March 1, 2014 the purchase of CleanGen was approved by our board of directors; (2) on March 7, 2014, the shares of our company as payment for the acquisition were issued by our transfer agent; and (3) on March 10, 2014 a change of shareholders was filed by 1454004 Alberta Ltd whereby we became a 100% shareholder of 1454004 Alberta Ltd.; and (4) on March 13, 2014 pursuant to the agreement the share exchange was completed pursuant to which we received 100% of 1454004 Alberta Ltd, by receipt of physical share certificate and the Vendor received a total of 19,500,000 shares of our company in the form of physical certificate as well. The March 5, 2014 Form 8-K as filed requires corrective clarification in that shares were agreed to be issued as per the terms of closing within the purchase agreement, but had not been issued as required to complete closing as at that time. With the delivery of shares to both parties involved in the transaction those conditions have now been fulfilled with an effective date of closing of March 13, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNVAULT ENERGY, INC.

Date: May 1, 2014	By:	/s/ Gary Monaghan
Gary Monaghan
President and Director

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